EXHIBIT 4.2

SECOND DEED OF AMENDMENT OF OPTION DEED

THIS DEED is made the 27 day of September, 2005

BETWEEN:	CONSOLIDATED WATER CO. LTD. (formerly CAYMAN WATER COMPANY
LIMITED), a Cayman Islands company having its registered
office at Regatta Office Park, Windward Three, Fourth
Floor, P.O. Box 1114 GT, Grand Cayman B.W.I. (the
“Company”)

AND:	AMERICAN STOCK TRANSFER & TRUST COMPANY of 40 Wall Street, New York, New York 10005, United States of America (the “Option Agent”)

RECITALS:-

(1)	By an Option Deed dated as of August 6, 1997 (the “Option Deed”) the Directors of the Company granted to the holders of its Ordinary and Redeemable Preference Shares at any time before the Distribution Date options to subscribe for one one-hundredth of a Class B Share for each Ordinary or Redeemable Preference Share held (as that number may afterwards be adjusted pursuant to Section 11(b) of the Option Deed) on the terms set out in the Option Deed;

(2)	By a Deed of Amendment of Option Deed dated the 8th day of August 2005 (“the First Amendment Deed”), the Company and the Option Agent amended the Option Deed as stated therein;

(3)	On 17th August 2005, the Company’s Memorandum of Association was altered by subdividing all its Ordinary and Redeemable Preference Shares, issued and unissued, and including the Class B Shares, from a par value of CI$1.00 to a par value of CI$0.50 each;

(4)	The Company wishes to further amend the Option Deed to reflect the subdivision of its shares, to correct a clerical error in paragraph 2(ii) of the First Amendment Deed and to restate the amendments made by the First Amendment Deed and this Deed into this Deed;

(5)	Under Section 26 of the Option Deed the Company and the Option Agent are empowered on the Company’s direction to amend the Option Deed before the Distribution Date without the approval of the holders of the certificates representing Ordinary Shares and Redeemable Performance Shares; and

(6)	The Distribution Date has not yet occurred.

NOW THIS DEED WITNESSES as follows:

1.	For the purposes of this Deed:-

(i)	capitalized words not otherwise defined in it have the meanings assigned to them in the Option Deed; and

(ii)	references to Sections and paragraphs are references to Sections and paragraphs of the Option Deed;

2.	The Company and the Option Agent REVERSE the amendments made by the First Amendment Deed and now RE-AMEND the Option Deed as follows:-

(i)	by deleting the expression “US$37.50” where it appears in:

a.	Section 7, paragraph (b); and

b.	Exhibit B; and

c.	the first paragraph of Exhibit C

and substituting therefor in each case the expression “US$50.00”;

(ii)	by deleting the expression “CI$1.00” wherever it appears and substituting the expression “CI$0.50”; and

(iii)	by deleting the sixth paragraph of Exhibit C and substituting therefor the following:-

“For example, at an exercise price of US$50.00 per Option, each Option not owned by an Acquiring Person (or by certain related parties) following an event set out in the preceding paragraph would entitle its holder to purchase US$100.00 worth of Ordinary Shares (or other consideration, as noted above) for US$50.00. Assuming that the Ordinary Shares had a per share value of US$20.00 at such time, the holder of each valid Option would be entitled to purchase 5 Ordinary Shares for US$50.00.”

3.	In all other respects the Company and the Option Agent confirm the Option Deed.

IN WITNESS WHEREOF, the parties have caused this Deed to be duly executed and delivered as such as of the day and year first above written.

EXECUTED as a deed and delivered on	CONSOLIDATED WATER CO. LTD.

Behalf of CONSOLIDATED WATER CO.

LTD. by Frederick W. McTaggart, Director

In the presence of:-

Per /s/ Frederick W. McTaggart

Director

/s/ Brent Santha

Witness

Brent Santha

EXECUTED as a deed and delivered on	AMERICAN STOCK TRANSFER &

Behalf of AMERICAN STOCK	TRUST COMPANY

TRANSFER & TRUST COMPANY by

Herbert J. Lemmer, Vice President

In the presence of:-

Per /s/ Herbert J. Lemmer

Vice-President

/s/ eligible

Witness